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                                                                   EXHIBIT 99(e)

                            THE J. M. SMUCKER COMPANY

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

                            (Adopted April 15, 2003)

The purposes of the nominating and corporate governance committee shall be to assist the Board in identifying qualified individuals to become board members and in developing and implementing corporate governance principles applicable to the Board and the Company.

COMPOSITION

The size of the committee shall be determined by the Board, provided that the committee shall always have at least three members, each of whom shall be "independent" under the rules of the New York Stock Exchange ("NYSE").

The Board shall select committee members and the committee chair. Each committee member will serve at the pleasure of the Board for such term as the Board may decide or until such committee member is no longer a Board member.

DUTIES AND RESPONSIBILITIES

The committee has the following duties and responsibilities:

         Identify New Director Candidates. The committee shall identify and recommend individual candidates to the Board to become Board members and shall consider management and shareholder recommendations for director candidates. In recommending candidates, the committee shall consider such factors as it deems appropriate and shall recommend nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment. The committee shall also refer to the Criteria for Board of Directors Candidates attached as Appendix A to this charter when reviewing potential candidates.

         Evaluate Incumbent Directors. The committee shall evaluate whether an incumbent director should be nominated for reelection to the Board upon expiration of such director's term. The committee shall use the same factors established for new director candidates to make its evaluation and shall also take into account the incumbent director's performance as a Board member.

         Develop Corporate Governance Guidelines. The committee shall develop and recommend to the Board corporate governance guidelines. At least annually, the committee shall (i) review those guidelines and recommend changes, if appropriate, and (ii) at least annually lead the Board in a discussion of major corporate governance issues.

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         Board Self-Evaluation. The committee shall develop and recommend to the
         Board, for its approval, an annual self-evaluation process of the Board.

         Review Possible Conflicts of Interest. To the extent they should arise, the committee shall consider possible conflicts of interest of Board members and management and make recommendations to prevent, minimize, or eliminate such conflicts of interest.

         Succession Planning. The committee shall periodically review succession planning issues and report its findings and recommendations, if any, to the Board.

         Board Reports. At least annually, the committee shall report its activities to the Board and in such manner and at such times as the committee or the Board deems appropriate.

         Director Orientation/Training. The committee shall, as it deems appropriate, make recommendations regarding director orientation and continuing training of the Board.

         Other Delegated Duties or Responsibilities. The committee shall perform such other duties or responsibilities as the Board may from time to time delegate to it.

MEETINGS

The committee shall meet as frequently as necessary to carry out its responsibilities under this charter. The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate. The committee chair shall conduct the meetings and shall have such other responsibilities as the committee or the Board may specify from time to time.

The committee may request any officer of the Company, or any representative of the Company's advisors, to attend a meeting or to meet with any member or representative of the committee.

RESOURCES AND AUTHORITY

The committee shall have appropriate resources and authority to discharge its responsibilities, including funding to compensate any consultants and any independent advisors retained by the committee. The committee shall have the authority to engage search firms to assist in the identification of director candidates and the authority to set reasonable fees and other retention terms for such search firms.

ANNUAL REVIEW

At least annually, the committee shall review this charter, and shall evaluate its performance against the requirements of this charter. The committee shall conduct its review and evaluation in such manner as it deems appropriate.

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                                   APPENDIX A
                          TO THE J. M. SMUCKER COMPANY

                       NOMINATING AND CORPORATE GOVERNANCE
                                COMMITTEE CHARTER

                                    CRITERIA
                                       FOR
                          BOARD OF DIRECTOR CANDIDATES

- all director candidates should be committed to the Company's basic beliefs and shall be individuals of integrity, intelligence and strength of character;

- nonemployee director candidates should meet the independence requirement of the NYSE and the Company's corporate governance guidelines to the extent necessary to ensure that a majority of the Board is independent as defined above;

- nonemployee director candidates should also maintain independence necessary for an unbiased evaluation of management performance;

- nonemployee director candidates should be able to effectively carry out responsibilities of oversight of the Company's strategy;

- nonemployee directors should have either significant experience in a senior executive role with a major business organization or relevant experience from other professional backgrounds;

- nonemployee directors should have a working knowledge of corporate governance issues and the changing role of boards, together with a firm commitment to attend and participate in Board meetings and related Board activities; and

- board candidates must not have any affiliations or relationships with competitive businesses or organizations or other activities which could lead to a real or perceived conflict of interest.

     All candidates will be evaluated and selected consistent with the Company's policy of nondiscrimination.

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